As filed with the Securities and Exchange Commission on September 22, 1998

                                                    Registration No. _________


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             MACDERMID, INCORPORATED
               (Exact name of issuer as specified in its charter)
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
                       Connecticut                                                06-0435750
--------------------------------------------------------------       ------------------------------------
(State or other jurisdiction of incorporation or organization)       (I.R.S. employer identification no.)

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               245 FREIGHT STREET, WATERBURY, CONNECTICUT 06702
               ------------------------------------------------
                   (Address of principal executive offices)


                             MACDERMID, INCORPORATED
                                STOCK OPTION PLAN
                              (Full title of plans)

                                   ----------

       DANIEL H. LEEVER                                    Copy to:
   MACDERMID, INCORPORATED                          MICHAEL E. MOONEY, ESQ.
      245 FREIGHT STREET                         NUTTER, MCCLENNEN & FISH, LLP
 WATERBURY, CONNECTICUT 06702                       ONE INTERNATIONAL PLACE
        (203) 575-5700                         BOSTON, MASSACHUSETTS 02110-2699
 (Name, address and telephone                           (617) 439-2000
 number of agent for service)


                                   ----------

                         CALCULATION OF REGISTRATION FEE
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===============================================================================================================================
                                                                      Proposed
Title of each class of securities to be  Amount being registered  maximum offering      Proposed maximum          Amount of
              registered                           (1)            price per share   aggregate offering price   registration fee

Common Stock,
no par value per share                     1,500,000 Shares          $24.41(2)            $36,615,000             $10,801.43

===============================================================================================================================
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(1)      This Registration Statement covers 1,500,000 shares of Common Stock underlying awards that may be granted pursuant to the Stock Option
         Plan. In addition, pursuant to Rule 416(b) under the Securities Act of
         1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares of Common
         Stock which may be issued under said Plans as a result of a stock dividend, stock split or other recapitalization.

(2) Calculated pursuant to Rules 457(c) and (h) of the Securities Act as the average of the high and low prices per share of the registrant's Common Stock reported in the consolidated reporting system on September 15, 1998.

================================================================================


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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     MacDermid, Incorporated (the "Company") hereby incorporates by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

     (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998; and

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 001-13889).

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of any post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that any other subsequently-filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Nutter, McClennen & Fish, LLP serves as counsel to the Company, and has rendered a legal opinion with respect to the validity of the shares being offered pursuant to this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Connecticut Business Corporation Act, Sections 33-770 to 33-778, inclusive, and Article 11 of the registrant's by-laws, contain provisions authorizing indemnification by the registrant of directors, officers and employees of the registrant against certain liabilities and expenses which they may incur as directors, officers and employees of the registrant or of certain other corporations. Section 33-773 also provides that such indemnification may include payment by the registrant of expenses incurred in


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defending a proceeding in advance of the final disposition of such proceeding, upon certain representations being made by such indemnified person as to his or her good faith belief that he or she has met the relevant standard of conduct and upon agreement by the person indemnified to repay such payment if he or she shall be adjudicated not entitled to be indemnified under Sections 33-772, 33-774 or 33-775.

     Section 33-777 provides that the registrant may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, serves at the corporation's request as a director, officer, employee or agent of another entity against liability asserted against or incurred by such person in such capacity, whether or not the corporation would have power to indemnify or advance expenses to him against the same liability under Sections 33-770 to 33-778 inclusive. The Registrant maintains an officer's and director's liability insurance policy.

ITEM 7. EXEMPTION FROM REGISTRATION.

     Not applicable.

ITEM 8. EXHIBITS.

     See the exhibit index immediately preceding the exhibits attached hereto.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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          (b) Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Act, and will be governed by the final adjudication of such issue.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


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                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterbury, Connecticut, on the 22nd day of September 1998.

                               MACDERMID, INCORPORATED

                                   /s/ Daniel H. Leever
                               By: ______________________________________
                                   Daniel H. Leever
                                   President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.
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       Signatures                          Title                         Date
       ----------                          -----                         ----

/s/ Daniel H. Leever            President, Chief Executive Officer  September 22, 1998
___________________________     and Chairman of the Board
Daniel H. Leever

/s/ Gregory M. Bollingbroke     Principal Financial and Accounting  September 22, 1998
___________________________     Officer and Controller
Gregory M. Bolingbroke

/s/ Harold Leever               Director                            September 22, 1998
___________________________
Harold Leever

/s/ Donald G. Ogilvie           Director                            September 22, 1998
___________________________
Donald G. Ogilvie

/s/ James C. Smith              Director                            September 22, 1998
___________________________
James C. Smith

/s/ Thomas W. Smith             Director                            September 22, 1998
___________________________
Thomas W. Smith

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                                  EXHIBIT INDEX

Exhibit No.   Title
-----------   -----

    4         Stock Option Plan

    5         Opinion of Nutter, McClennen & Fish, LLP


   23.1       Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5)


   23.2       Consent of KPMG Peat Marwick LLP



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